Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2014, with respect to the consolidated financial statements of Summit Financial Services Group, Inc., and subsidiaries, as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, included in the Registration Statement (Form S-1/A, No. 333-193925) and related prospectus of RCS Capital Corporation.

/s/ Moore Stephens Lovelace, P. A.

May 27, 2014